Exhibit 99.1

IXYS Corporation Announces Strong Results for the June 2013 Quarter

Company Achieved Quarter-Over-Quarter Growth in Revenue, Gross Profit and Net Income

Highlights:

  Net revenues were $71.2 million, up $4.3 million from the March 2013 quarter
  Net income increased $3.9 million over the March 2013 quarter
  Gross profits were $21.1 million, an increase of $2.7 million from the March 2013 quarter, a sequential quarter increase of 2.1 percentage points
  Completed the 4-bit and 8-bit microcontroller (MCU) acquisition on June 27

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--July 25, 2013--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today reported results for its first quarter of fiscal year 2014, which ended June 30, 2013.

Net revenues for the quarter ended June 30, 2013 were $71.2 million, up $4.3 million sequentially from net revenues of $66.9 million in the preceding quarter, and down $9.7 million from $80.9 million in net revenues from the June 2012 quarter. This marks the second consecutive quarter of revenue growth, with June 2013 quarter net revenues up 6.4% from the March 2013 quarter and March 2013 quarter net revenues 4.8% higher than those of the December 2012 quarter.

“We are pleased to see the return to top line growth of revenues worldwide and to GAAP profitability. We are continually focused on cost reductions, new product introductions, and maintaining a strong cash position. We expanded our MCU business with the recent acquisition, and expect to realize its benefits in the coming quarters,” commented Dr. Nathan Zommer, Chairman and CEO.

Net income for the quarter ended June 30, 2013 was $2.0 million, or $0.06 per diluted share, an increase of $3.9 million over the net loss of $1.9 million in the March 2013 quarter. In the June 2012 quarter, net income was $6.0 million, or $0.19 per diluted share.

Gross profit for the quarter ended June 30, 2013 was $21.1 million, or 29.7% of net revenues, as compared to gross profit of $27.1 million, or 33.6% of net revenues, for the same quarter in the prior fiscal year. Sequentially, gross profit in the June 2013 quarter increased by $2.7 million (an increase of 2.1 percentage points) from gross profit of $18.4 million, or 27.6% of net revenues, in the March 2013 quarter.

Cash and cash equivalents totaled $86.1 million at June 30, 2013, down $21.3 million from March 31, 2013. The company had eight consecutive quarters of record cash leading up to June 30, 2013, at which time the cash balance decreased as a result of IXYS’ recent acquisition of the microcontroller product line.

“We see signs of muted recovery in global markets, led by resumption of spending trends in the U.S. and select European countries. Optimism in the marketplace inevitably leads to customer confidence, as evidenced by our recent two quarters of sales growth. If markets continue to follow this trend, we can expect revenues for the September 2013 quarter to be 10% to 12% higher than those of the June 2013 quarter,” noted Mr. Uzi Sasson, President and Chief Financial Officer.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits (HVIC), and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our realizing benefits from an acquisition, muted recovery, spending trends, marketplace optimism, customer confidence, market trends and our revenues in the September 2013 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges and capacity limitations, adverse changes in customer demand, declining economic conditions or increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2013. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	March 31,
	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$86,147	$107,430
Accounts receivable, net	40,923	37,752
Other receivables	1,335	1,110
Inventories, net	86,897	83,829
Prepaid expenses and other current assets	6,386	6,218
Deferred income taxes	7,205	7,167
Total current assets	228,893	243,506
Plant and equipment, net	51,461	51,995
Other assets	60,991	13,128
Deferred income taxes	25,040	24,847

Total assets	$366,385	$333,476

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,522	$2,458
Current portion of notes payable to bank	15,964	15,956
Accounts payable	12,804	12,822
Accrued expenses and other current liabilities	31,716	16,992
Total current liabilities	63,006	48,228
Capitalized lease and other long term obligations, net of current portion	29,539	15,310
Pension liabilities	16,150	16,330
Total liabilities	108,695	79,868

Common stock	380	379
Additional paid-in capital	142,708	140,604
Retained earnings	116,682	115,718
Accumulated other comprehensive income	(2,080)	(3,093)
Stockholders' equity	257,690	253,608

Total liabilities and stockholders' equity	$366,385	$333,476

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended
	June 30,
	2013	2012

Net revenues	$71,186	$80,857
Cost of goods sold	50,049	53,784
Gross profit	21,137	27,073
Operating expenses:
Research, development and engineering	7,687	6,930
Selling, general and administrative	10,043	10,790
Amortization of intangibles	246	640
Total operating expenses	17,976	18,360
Operating income	3,161	8,713
Other income (expense), net	(256)	528
Income before income tax provision	2,905	9,241
Provision for income tax	926	3,234

Net income	$1,979	$6,007

Net income per share - basic	$0.06	$0.19

Weighted average shares used in per share calculation - basic	30,948	31,351

Net income per share - diluted	$0.06	$0.19

Weighted average shares used in per share calculation - diluted	31,635	32,378

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO